                                    EXHIBITS

                  APAC CUSTOMER SERVICES, INC. AND SUBSIDIARIES
          EXHIBIT (11)--STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)


                                          THIRTEEN (13) WEEKS ENDED   TWENTY-SIX (26) WEEKS ENDED
                                          -------------------------   ---------------------------
                                            JULY 4,     JUNE 28,       JULY 4,     JUNE 28,
                                            1999         1998*          1999        1998*
                                           --------     --------      --------     --------
                                               (000's omitted, except per share data)
Basic shares:
   Average shares outstanding                48,951       48,852        48,939       48,832

   Income (loss):
      Continuing operations                $  1,146     $ (2,958)     $    944     $  2,395
      Discontinued operations                     0         (630)            0       (1,066)
                                           --------     --------      --------     --------
      Net income (loss)                    $  1,146     $ (3,588)     $    944     $  1,329
                                           ========     ========      ========     ========

   Income (loss) per share:
      Continuing operations                $   0.02     $  (0.06)     $   0.02     $   0.05
      Discontinued operations                  0.00        (0.01)         0.00        (0.02)
                                           --------     --------      --------     --------
      Net income (loss)                    $   0.02     $  (0.07)     $   0.02     $   0.03
                                           ========     ========      ========     ========

Diluted shares:
   Average shares outstanding                48,951       48,852        48,939       48,832
   Net effect of dilutive stock
      options - based upon the
      treasury stock method using
      quarter-end market price                  175          733           183          899
                                           --------     --------      --------     --------
        Total shares                         49,126       49,585        49,122       49,731
                                           ========     ========      ========     ========

   Income (loss):
      Continuing operations                $  1,146     $ (2,958)     $    944     $  2,395
      Discontinued operations                     0         (630)            0       (1,066)
                                           --------     --------      --------     --------
      Net income (loss)                    $  1,146     $ (3,588)     $    944     $  1,329
                                           ========     ========      ========     ========

   Income (loss) per share:
      Continuing operations                $   0.02     $  (0.06)     $   0.02     $   0.05
      Discontinued operations                  0.00        (0.01)         0.00        (0.02)
                                           --------     --------      --------     --------
      Net income (loss)                    $   0.02     $  (0.07)     $   0.02     $   0.03
                                           ========     ========      ========     ========


*Reclassified to conform to current year's classifications.


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